Exhibit 10.24

TERMINATION AGREEMENT AND RELEASE

This Termination Agreement and Release (the “Agreement”) is made by and between MethylGene Inc. (the “Corporation”) and Mr. Charles Grubsztajn (the “Executive”) as of the 21st day of September, 2012.

WHEREAS the Executive has been the President and Chief Executive Officer of the Corporation since 2010 and is a party to that certain employment agreement between the Corporation and the Executive dated as of May 12, 2011 (with effect as of September 13, 2010) (the  “Employment Agreement”);

WHEREAS the Corporation has decided to terminate the employment relationship and, subject to the terms herein, any other agreements entered into between the Executive and the Corporation without serious reason or just cause including the Employment Agreement;

WHEREAS,  under the terms of the Employment Agreement, the Executive is entitled to an immediate severance payment and to the continuation of certain benefits.

NOW THEREFORE, in consideration of the mutual promises made herein, the Corporation and the Executive (collectively referred to as the “Parties”) hereby agree as follows:

1.             Termination.  The Executive’s employment with the Corporation is terminated effective immediately as of September 21, 2012 (the “Termination Date”), and, except as specifically set forth herein, the Employment Agreement is terminated as of no further force and affect as of the Termination Date.

2.             Payments by the Corporation.  In consideration of the termination of the Executive’s employment and in full and final settlement of any claims or causes of action in respect of such termination of employment, the Executive will receive from the Corporation the following benefits and amounts, such amounts to be paid upon signature of this Agreement:

a)                                     $29,807.69 (less applicable Canadian statutory deductions and withholdings), being an amount equal to vacation pay earned by an payable to the Executive up to the Termination Date.  All base salary earned by an payable to the Executive up to the Termination Date has been paid to the Executive prior to the date hereof;

b)                                     $133,737.50 (less applicable Canadian statutory deductions and withholdings), being an amount equal to the Executive’s bonus for the current fiscal year calculated pro rata to the Termination Date;

c)                                      $310,000, being a lump sum payment equal to twelve (12) months of the  Executive’s base salary. This amount will be paid as follows: i) an amount of $19,000 will be paid as a retiring allowance by cheque for deposit into the Executive’s RRSP account and payable to the order of ING Direct (Account no. 3100443833; Plan no. 56438), without any deductions at source. The

Executive confirms that he has sufficient room in his RRSP to allow for this amount to be paid without any tax deductions; and ii) an amount of $291,000 (less applicable Canadian statutory deductions and withholdings) by cheque payable to the order of the Executive. The Executive hereby requests that this $291,000 amount shall be treated as a retiring allowance for tax deduction and withholding purposes, to the complete exoneration of the Corporation, and the Corporation has agreed to do so in consideration of the Executive’s service with the Corporation; and

d)                                     Payment of the legal fees incurred by the Executive in connection with the termination of his employment and this Agreement, in the amount of $7,200, plus taxes, upon presentation of a proper statement of account in connection therewith.

The corporation further agrees to provide the Executive, in accordance with subsection 5.4(d) of the Employment Agreement, the Benefits (as defined therein) for twelve (12) months from the Termination Date, subject to the provisions of subsection 5.6 of the Employment Agreement.  Notwithstanding any provision of this Agreement, it is understood and agreed that the Executive shall no longer be entitled to participate in the Corporation’s RRSP matching contribution program (up to a maximum of $2,500 per year).

3.             Stock Options.  Notwithstanding any provision of this Agreement, it is understood and agreed that the Executive shall be entitled to exercise any stock options that were vested as of the Termination Date for a period of 90 days following the Termination Date in accordance with the provisions of the Corporation’s Stock Option Plan.  In addition, it is understood and agreed that the unvested stock options held by the Executive as of the Termination Date shall be immediately cancelled as of the Termination Date in accordance with the provisions of the Corporation’s Stock Option Plan.

4.             Confidentiality, Non-Disparagement and Corporate Opportunities.  The Executive acknowledges that he remains bound by, and covenants to comply with, the obligations contained in section 6 of the Employment Agreement, which shall survive the termination of the Employment Agreement.  The Corporation acknowledges that is remains bound by, and covenants to comply with, the obligations contained in subsection 6.2 of the Employment Agreement, which shall survive the termination of the Employment Agreement.

5.             Inventions and Proprietary Information.  The Executive acknowledges that he remains bound by, and covenants to continue to comply with, the covenants set forth in Section 7 of the Employment Agreement in respect of inventions and non-disclosure agreements, which shall survive the termination of the Employment Agreement.

6.             Restrictive Covenant.  The Executive acknowledges that he remains bound by, and covenants to continue to comply with, the restrictive covenants (as they relate to non-solicitation only) set forth in Section 8 of the Employment Agreement, which shall survive the termination of the Employment Agreement. For greater certainty, it is understood and agreed that section 8.1 of the Employment Agreement has ceased to apply.

7.             Resignation as Director.  The Executive hereby resigns immediately as a director of the Corporation.

8.             Return of Property.  On the Termination Date, the Executive shall surrender and promptly deliver to the Corporation (i) any property belonging to the Corporation which the executive used in the course of his employment with the Corporation, such as, but not limited to, access keys, security passes, credit cards, computer and other electronic devices, printer and other property, and (ii) all originals and copies in any media of any and all records, files, memoranda, notes, designs, data reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents, including all Inventions and Proprietary Information, which may be in his possession or under his control.  Notwithstanding the foregoing, the Executive shall be entitled to receive and retain his laptop computer and iPad and his copies of the documentation received by him in his capacity as a directly in connection with meetings of the Board of Directors of the Corporation, including the minutes of such meetings to the Termination Date.

9.             Payment of Salary and Additional Consideration.  Except for the payments set forth herein, the Executive acknowledges and represents that the Corporation has paid all salary, wages, bonuses, accrued vacation, reimbursable expenses, commissions and any and all other benefits due to the Executive through the Termination Date, and that no payments other than those explicitly contemplated in this Agreement will be paid to the Executive.

10.          Release of Claims.  In consideration of this Agreement and conditional on the above-mentioned amounts and benefits being paid and provided to the Executive hereunder, the Executive hereby renounces and gives the Corporation, its affiliates, and all of their respective directors, officers, trustees, shareholders, employees, attorneys, insurers and agents, effective immediately, a full and final release regarding any and all claims, rights and recourses, past, present or future, of any nature whatsoever which the Executive may have against them, including without restricting the generality of the foregoing, any claims, rights or recourses resulting from the Executive’s employment with the Corporation and or the termination thereof, provided that this release shall not affect any rights of the Executive pursuant to this Agreement.  The Executive hereby renounces to any rights of employment and/or reinstatement with the Corporation.  The Executive hereby acknowledges that the sums being paid to him hereunder include any amount which is or may be owing to him under Employment Agreement, the Labour Standards Act (Québec), the Civil Code of Québec and any other applicable law.

The Executive hereby agrees to indemnify and save harmless the Corporation, its affiliates, and all of their respective directors, officers, trustees, shareholders, employees, attorneys, insurers and agents with respect to any amount (other than interest, penalties and fees, unless such interest, penalties and fees are attributable to the Executive or his accountants, in which case they are covered by this indemnity), including, without limiting the generality of the foregoing, all income tax, employment insurance, Quebec Pension Plan charges or payments due by the Executive that may be claimed by either the Receiver General of Canada or the Minister of Revenue of Quebec, or any other governmental authority, and which they may be caused to pay pursuant to any assessment or reassessment, direct or indirect, which may be filed against them by any competent governmental authority, with respect to this Agreement.

The Corporation hereby renounces and gives the Executive, effective immediately, a full and final release regarding any and all claims, rights recourses, past, present or future, of any nature whatsoever which the Corporation may have against the Executive until the date hereof, provided that this release shall not affect any rights of the Corporation pursuant to this Agreement.

The Parties acknowledge that this Agreement constitutes a transaction within the meaning of Articles 2631 and following of the Civil Code of Québec.

11.          Specific Performance.  Each Party acknowledges and agrees that breach or threatened breach of any of its obligations in this Agreement shall cause irreparable harm to the other Party and that in addition, in any proceeding, which may be brought by a Party to enforce any such obligations, temporary and permanent injunctive relief may be granted without the necessity of proof of actual damages or the requirement for the posting of security.  However, nothing set forth in this Agreement shall be construed as prohibiting either Party from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the other Party.  The Executive shall refrain from any conduct which may, directly or indirectly, cause any prejudice whatsoever to the Corporation, or to the Corporation, its directors, officers, agents, representatives and employees, and any affiliated company, or to the Corporation’s business activities, reputation or goodwill and the Corporation shall refrain from any conduct which may, directly or indirectly, cause any prejudice whatsoever to the Executive reputation.

12.          Representations.  The Executive represents that he has had the opportunity to consult with an attorney, that he has received adequate explanations of the nature and scope of this Agreement and that he has carefully read and understands the scope and effect of the provisions of this Agreement.

13.          Public Announcements.  Subject to the disclosure obligations of the Corporation under applicable law and to any information which at the time of disclosure is already in the public domain, the Parties shall keep confidential and not divulge the content of this Agreement except to their respective legal and financial advisers and, in the case of the Executive, to any prospective employer or consulting client on a need-to-know basis with respect to restrictive covenants.

14.          Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15.          Entire Agreement and Assignment.  This Agreement represents the entire agreement and understanding between the Corporation and the Executive concerning the Executive’s separation from the Corporation, and supersedes and replaces any and all prior agreements and understandings concerning the Executive’s relationship with the Corporation and his compensation by the Corporation. This Agreement shall be binding upon, and shall enure to the benefit of, the Parties and their respective heirs, executors, successors and permitted assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that the Corporation may assign this Agreement to the purchaser of all or substantially all of its assets in the context of a sale of its business without having to obtain the consent of the Executive.

16.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws applicable in the Province of Québec.

17.          Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

18.          Language.  The parties acknowledge that they have requested and are satisfied that this Agreement and all other documents and notices related thereto be drawn up in English.  Les parties aux presents reconnaissent qu’elles ont exigé que cette convention et tous les documents et avis y afferents soient rédigées en anglais et s’en déclarent satisfaites.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 21st day of September, 2012.

METHYLGENE INC.

Per:	/s/ Martin Godbout
Martin Godbout
Chairman of the Board

/s/ Charles Grubsztajn
CHARLES GRUBSZTAJN